Exhibit 99.1

Tetra Tech Retires Senior Notes, Receives Favorable Legal Ruling

and Delays 10-K Filing

Pasadena, California.  Tetra Tech, Inc. (NASDAQ:  TTEK) announced today that it will retire its senior secured notes in order to minimize future interest cost.  The Company will pre-pay the entire outstanding $72.9 million of senior notes this quarter and will incur a $4.2 million pre-tax charge for the make-whole payment and the write-off of unamortized deferred debt issuance cost.

Also in the quarter, Tetra Tech received a favorable legal ruling in its contract dispute with Horsehead Industries, Inc., doing business as Zinc Corporation of America (ZCA).  As previously disclosed, in December 2004, the Oklahoma Court of Civil Appeals vacated the $4.1 million verdict against Tetra Tech in this matter, and in May 2006, the Oklahoma Court of Civil Appeals denied ZCA’s petition for rehearing.  On October 23, 2006, the Oklahoma Supreme Court denied ZCA’s appeal.  Based on the Oklahoma Supreme Court decision and guidance from outside legal counsel, the Company will reverse $4.0 million of previously accrued liabilities this quarter.  Upon further resolution, the remaining accruals relating to this matter will be adjusted accordingly.

The net effect of these two actions will be a charge of approximately $0.2 million to pre-tax income this quarter.  The Company’s guidance remains unchanged.

Separately, as part of the periodic review by the Securities and Exchange Commission (SEC), the Company received and responded to a number of comments on the Company’s fiscal 2005 Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q.  The Company is working to complete this comment letter process with the SEC prior to filing the fiscal 2006 Form 10-K and will incorporate the SEC’s disclosure recommendations to clarify and expand its disclosures concerning its fiscal 2005 goodwill impairment charge in its fiscal 2006 Form 10-K.

The Company is continuing to discuss with the SEC its accounting for the goodwill impairment charge recorded in fiscal 2005.  While the Company believes that the timing, methodology and calculation of that charge was appropriate pursuant to SFAS No. 142, Goodwill and Other Intangible Assets, the Company desires to complete this comment letter process prior to the filing of its fiscal 2006 Form 10-K.  The Company intends to complete this process and file its Annual Report within the fifteen-day extension period provided under Rule 12b-25, but there is no assurance that this will occur.

About Tetra Tech (www.tetratech.com)

Tetra Tech is a leading provider of consulting, engineering and technical services.  With approximately 7,500 associates located in the United States and internationally, the Company supports commercial and government clients in the areas of resource management and infrastructure.  Tetra Tech’s services include research and development, applied science and technology, engineering design, program management, construction management, and operations and maintenance.

CONTACT: Mike Bieber, (626) 351-4664

Forward-Looking Statements

This news release contains forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include information concerning future events and the future financial performance of Tetra Tech that involve risks and uncertainties.  Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are urged to read the documents filed by Tetra Tech with the SEC, specifically the most recent reports on Form 10-K, 10-Q, and 8-K, each as it may be amended from time to time, which identify risk factors that could cause actual results to differ materially from the forward-looking statements.  Among the important factors or risks that could cause actual results or events to differ materially from those in the forward-looking statements in this release are: fluctuations in quarterly operating results; the impact of downturns in the financial markets and reductions in government budgets; volatility of common stock value; concentration of revenues from government agencies and funding disruptions by these agencies; failure to properly manage projects; acquisition strategy risks; management of growth strategy; use of the percentage-of-completion method of accounting; adverse resolution of an IRS examination; loss of key personnel or the inability to attract and retain qualified personnel; implementation of the enterprise resource planning system; international operations risks; credit risks associated with commercial clients; violations of government contractor regulations; competitive bidding for government contracts; the affect of a negative government audit; the inability to accurately estimate contract risks, revenue, and costs; backlog cancellation and adjustments; client base consolidation; failure of partners to perform on joint projects; inability to find qualified subcontractors; changes in existing environmental laws, regulations, or programs; competition; restrictive covenants in debt agreements; risks of professional and other liabilities; adverse resolution of litigation; conflict of interest issues; changes in accounting for equity-related compensation; expenses associated with corporate governance; and disruption of operations due to computer viruses or terrorism.  Any projections in this release are based on limited information currently available to Tetra Tech, which is subject to change.  Although any such projections and the factors influencing them will likely change, Tetra Tech will not necessarily update the information, since Tetra Tech will only provide guidance at certain points during the year.  Readers should not place undue reliance on forward-looking statements since such information speaks only as of the date of this release.